Year-to-date income is also positive

USPB Announces
Third Quarter Results

U.S. Premium Beef, LLC (USPB) recorded a net income for the quarter ended May 31, 2008, of $39.3 million, or $53.42 per set of linked units (one Class A and one Class B unit), compared to a net income of $7.0 million, or $9.57 per set of linked units, in the same quarter a year ago. Improved demand for beef products significantly improved USPB’s margins during the third quarter of fiscal year 2008.

“Our company’s net sales were higher in the year-to-date period than those of the prior year period primarily due to increased average sales prices per head,” CEO Steve Hunt points out. “Net sales and cost of sales were also higher as a result of the extra week during the current reporting period.”

For the year-to-date period, USPB had a net income of $18.0 million, or $24.50 per set of linked units, compared to a net loss of $7.7 million, or $10.41 per set of linked units, for the year-to-date period last fiscal year.

“Liquidation of the beef cow herd in the United States remained active during the first six months

...continued on page 2

2008 Annual Meeting
Set for Kansas City

Two Board positions up for election

U.S. Premium Beef’s 2008 annual meeting will be conducted on December 10 at the Kansas City Airport Hilton. This year, two positions on USPB’s Board of directors will be up for election.

Board members Carol Keiser, Belleair, FL, and Rex McCloy, Morse, TX, currently hold Odd Slot positions on USPB's Board. Both will seek re-election for another three year term.

Unitholders interested in becoming a candidate for USPB's Board should call 866-877-2525 for procedures to be nominated for a USPB Board position. Board applications will be due to the Nominating Committee by September 15.w

Thirty month age limit may make it the largest export market for U.S. beef.

Korean Market Reopens;

Opposition Still Remains

“U.S. beef companies received the green light to begin shipping new U.S. beef to Korea from USDA on Thursday, July 10,” Peter Michalski, vice president International Division of National Beef, reports. “U.S. beef that was held in bonded warehouses since last October was cleared previously and has been sold in consumer markets recently and the level of interest was encouraging. There continues to be opposition to U.S. beef in Korea but the biggest barriers we face today are political.”

   Because Korea now accepts beef from cattle under 30 months of age, Michalski expects this market to become the largest for U.S. beef, surpassing Japan, as more Korean consumers begin buying our product once they see others purchasing it. “We will ship a variety of products to Korea ranging from bone-in and boneless short ribs,  to offal such as tendons and intestines," he explains.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Announces Third Quarter Results...	continued from page 1

of calendar year 2008 and will result in a smaller U.S. beef herd going forward which suggests the balance of processing capacity to fed cattle supplies over the next two to three years will not improve significantly,” Hunt says. “Currently, deferred live cattle futures contracts are pricing higher live cattle prices now and into the foreseeable future. It remains unknown whether the beef industry will be able to pass these higher prices through to the consumer given the current weak status of the U.S. economy and consumers’ available disposable income.

“These factors may continue to negatively impact margins in the future,” he cautions. "And, although we are encouraged by the reopening of the Korean market, there remains a lot of uncertainty surrounding international market access which also could significantly impact our profitability."w

USDA’s Choice/Select Spread

Increases Contra Seasonally
USDA’s Choice/Select spread has been opposite the previous year and five year average spreads for much of the spring and early summer. That trend continued this past month as the Choice premium over Select grade beef increased to the widest levels since late January.w